Exhibit 10.11
Extension Amendment
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of April 7, 2008 (for reference purposes only), by and between CARR NP PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and NEXTG NETWORKS INC., a Delaware corporation (“Tenant”).
RECITALS
A.	Landlord (as successor in interest to CarrAmerica Realty Operating Partnership, L.P.) and Tenant are parties to that certain lease dated June 20, 2005 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 13,549 rentable square feet (the “Premises”) described as Suite No. 110 of the building located at 2216 O’Toole Avenue, San Jose, California (the “Building”).

B.	The Lease will expire by its terms on June 30, 2008 (the “Prior Termination Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.
     In consideration of the Recitals, which are incorporated by this reference into this Amendment, the mutual covenants and conditions contained in this Amendment, and for other valuable consideration, the receipt and sufficiency of which the parties acknowledge, Landlord and Tenant agree as follows:
1.	Extension. The term of the Lease is extended until June 30, 2010 (the “Extended Termination Date”). The portion of the term of the Lease beginning on the date immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date is referred to in this Amendment as the “Extended Term”.

2.	Base Rent. With respect to the Extended Term, the Base Rent will begin on July 1, 2008 and will be as follows:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
July 1, 2008 – June 30, 2009	$15.00 (NNN)	$16,936.25
July 1, 2009 – June 30, 2010	$15.60 (NNN)	$17,613.70
All such Base Rent will be payable by Tenant in accordance with the terms of the Lease.
3.	No Additional Security Deposit. No additional security deposit is required in connection with this Amendment.

4.	Expenses and Taxes. With respect to the Extended Term, Tenant will pay Tenant’s Operating Cost Share Rent and Tax Share Rent in accordance with the terms of the Lease.

5.	Improvements to Premises.
5.01	Condition of Premises. Tenant is in possession of the Premises and accepts the Premises “as is” without any agreements, representations, understandings, or obligations on the part of Landlord to perform or pay for any alterations, repairs, or improvements, except as may be expressly provided otherwise in this Amendment.

5.02	Responsibility for Improvements to Premises. Any refurbishment or other improvements to the Premises will be made at Tenant’s sole cost and expense, and will be performed in accordance with the terms of the Lease.
6.	Building Signage. Notwithstanding anything to the contrary in the Lease, including Lease Section 6.2, for the Extended Term and any extensions of the Extended Term, Tenant may attach one sign identifying Tenant on the exterior of the Building (the “Sign”) essentially as depicted on Exhibit “A” attached to this Amendment. Tenant, at its sole expense, is responsible for obtaining all permits and zoning and regulatory approvals for the Sign, and will be solely responsible for all costs in connection with the Sign, including all costs of design, construction, installation, removal, supervision, and wiring. Tenant’s failure to obtain all necessary approvals for the Sign will not release Tenant from any of Tenant’s obligations under the Lease. Further, Tenant is responsible for maintaining the Sign in a first class manner throughout the Extended Term and any extensions of the Extended Term, and for all costs of repairing the Sign, including all cost of repairing or replacing any damaged portions of the Sign and the cost of replacing any light bulbs, florescent or neon tubes, or other illumination device. Tenant, upon the expiration date or sooner termination of the Lease, will remove the Sign and restore any damage to the Building and Property (including fading and/or discoloration) caused by the presence or removal of the Sign at Tenant’s expense. In addition, Landlord shall have the right to remove the Sign at Tenant’s sole cost and expense, if, at any time during the Term (and any extensions thereof), (a) Tenant is in default under the terms of the Lease after the expiration of any applicable cure periods; (b) Tenant (or a Permitted Transferee) fails to continuously occupy the Premises; or (c) except with regard to a Permitted Transfer, Tenant assigns the Lease or subleases or otherwise Transfers 50% or more of the Premises.

7.	Miscellaneous.
7.01	This Amendment and the attached exhibits, which are incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters described in this Amendment. There have been no additional oral or written representations or agreements. Under no circumstances will Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.02	Except as modified or amended by this Amendment, the provisions, conditions, and terms of the Lease remain unchanged and in full force and effect.

7.03	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment will govern and control.

7.04	Neither party is bound by this Amendment until this Amendment has been duly executed and delivered by both parties.

7.05	Capitalized terms used but not defined in this Amendment will have the same definitions as set forth in the Lease.

7.06	Tenant represents to Landlord that Tenant has dealt with no broker in connection with this Amendment except for Mark Kousnetz of Wayne Mascia Associates (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, and Landlord’s trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s), and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment, except for Tenant’s Broker. Landlord will pay Tenant’s Broker a commission pursuant to a separate agreement. Landlord represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, and Tenant’s trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

7.07	Each signatory of this Amendment represents that such signatory has the authority to execute and deliver this Amendment on behalf of the party to this Amendment for which such signatory is acting.
          Intending to be legally bound, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

NEXTG NETWORKS, INC.,		CARR NP PROPERTIES, L.L.C.,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Raymond K. Ostby	By:	/s/ Todd Hedrick
	Raymond K. Ostby		Todd Hedrick
	Chief Financial Officer		Senior Vice President

3